Exhibit 10.40

February 10, 2025

Dan Brahmy

[Address]

Re: Transfer of Employment to Cyabra Strategy Inc.

Dear Dan:

The purpose of this letter is to set forth the terms of your employment with Cyabra Strategy Inc. (the “Company”) effective February 17, 2025 (the “Effective Date”). Upon the Effective Date, you will cease to be an employee of Cyabra Strategy Ltd. (the “Parent”) and commence employment with the Company.

1. Position. You will be employed by the Company as its Chief Executive Officer. In this position, you will be reporting to the Parent’s Board of Directors (the “Board”). You will also serve in such other positions and capacities of the Company, Parent and/or their respective subsidiaries and affiliates (collectively, the “Cyabra Companies”) as the Board or Parent may require.

2. Base Salary. Your initial base salary with the Company will be at the annualized rate of US$301,000 per year, subject to standard payroll taxes and deductions. Your salary will also be subject to periodic review based on corporate policy, your performance, and other factors considered by the Company in making salary determinations.

3. Incentive Compensation. Starting January 2025, you will be entitled to an annual bonus in the amount of US$40,000 (the “Annual Bonus”), subject to standard payroll taxes and deductions. Your entitlement to the Annual Bonus shall be payable on the Company’s first regular payroll date for January of each applicable calendar year. You will also be eligible to receive additional incentive compensation, as determined by the Board.

4. Transaction Bonus. Upon the closing of the Transaction, you shall be entitled to receive a gross bonus in the amount of US$400,000 (the “Transaction Bonus”). The Transaction Bonus shall be paid as a one-time lump sum within thirty (30) days following the date of such closing. The Transaction Bonus will be subject to standard payroll taxes and deductions.

5. Benefits. As a Company employee, you will be eligible to participate in the group benefit plans available generally to Company employees pursuant to the Company’s various employee benefit programs when and if such benefit programs are instituted, including health insurance and 401(k) benefits. Once per year during your employment, the Company will pay you for the costs of a round trip to Israel (including flights, hotel and transportation) for you and your immediately family (spouse and children). In addition, you will be eligible to participate in the Company’s car lease program in a monthly amount of up to $2,800 per month, plus gas. In addition- gross-up for the tax liability for the leased car.

6. Vacation & Holidays. You will be eligible to accrue 22 days of paid time-off (PTO) per calendar year. You can roll over up to 10 days of unused time per year. You will start your employment with a PTO balance of ____ days. Unused PTO does not carry over from year to year except as may be required by applicable state law. PTO includes vacation, personal and sick days, but not holidays recognized by the Company (i.e., New Year’s Day, Memorial Day, Christmas Day, Independence Day, Labor Day, Thanksgiving Day and the Friday after Thanksgiving).

7. Expense Reimbursement. The Company will reimburse you for all out-of-pocket business expenses, reasonably and necessarily incurred in connection with, or related to, the performance of your duties to the Cyabra Companies, and subject to and in accordance with the Company’s expense reimbursement policy (as shall be determined by the Company from time to time), but only with respect to expenses which have been approved by the Company in advance and for which you shall have provided reasonable substantiating documentation.

8. At-Will Employment. Your employment at all times will be “at will”. This means that your employment is not for any definite period of time, and either you or the Company may terminate your employment for any reason, at any time, with or without cause and with or without notice. Nothing in this offer letter is contractual in nature and your employment should not be interpreted as a guarantee of continued employment. Rather, the at-will nature of the employment relationship may only be modified by a document that is expressly designated as an “employment agreement” or “employment contract” and signed by an officer or director of the Company with express authority of the Board to do so. While this letter summarizes some of the important aspects of your proposed employment with the Company, it is not intended to serve as a contract. The Board reserves the right to replace, adapt or modify from time to time the terms in this letter and as well as any of the Company’s policies and procedures.

9. Duties. You agree that, while employed with the Company, you will:

a. Devote your entire working time, know-how, expertise, talent, experience and best efforts to the business and affairs of the Cyabra Companies and to the performance of your duties to the Cyabra Companies, to perform and discharge well and faithfully, with devotion, honesty and fidelity, your obligations pursuant to your position, and to comply with all the Company’s disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time.

b. Travel abroad from time to time if and as may be required pursuant to your position.

c. Not receive, at any time, whether during your employment and/or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party in connection with your employment with the Company, without the Board’s prior written authorization.

d. Immediately and without delay inform the Board of any affairs and/or matters that might constitute a conflict of interest with your position and/or employment with the Company and/or the interests of the Company.

e. Not, without the prior written consent of the Board, undertake or accept any other paid or unpaid employment or occupation or engage in or be associated with, directly or indirectly, any other businesses, duties or pursuits except for de minimis non-commercial or non- business activities.

f. Adhere to any applicable law or provision and all disciplinary regulations, work rules, policies, procedures and objectives, as may be determined by the Company from time to time, pertaining to your employment including, without limitation, any human resource policies.

10. Location. You will work at the premises of the Company, wherever they shall be located from time to time, or any other reasonable location, as decided by the Board in its sole discretion.

11. Covenants Agreement. Your employment with the Company is contingent upon your execution of the Non-disclosure, Assignment of Inventions, Non-Solicitation, and Non-Competition Agreement (the “Covenants Agreement”), which is an integral part of your employment with the Company. A copy of the Covenants Agreement is attached hereto as Exhibit A.

12. General.

a. The Company’s failure or delay in enforcing any of the provisions of this letter shall not, in any way, be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this letter which were previously not enforced.

b. This letter and the attached Covenants Agreement constitutes the entire understanding and agreement between the parties hereto and supersede any and all other offer letters, employment agreements or understandings, whether oral or written, between you and the Company and/or Parent.

Please indicate your acceptance of the terms of this letter by signing and dating both this letter where indicated below and the Covenants Agreement, and returning each to the attention of        at your earliest opportunity.

We look forward to continuing to work with you and wish a smooth transition to your new position.

Sincerely,

CYABRA STRATEGY, INC.

By:	/s/ Yael Sandler

AGREED TO AND ACCEPTED:

Signature:	/s/ Dan Brahmy
Name:	Dan Brahmy
Date:	02/10/2025

EXHIBIT A

Confidentiality, Non-Competition, Non-Solicitation and
Assignment of Inventions Agreement

This Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement, made as of          , 2024 is entered into by Cyabra Strategy Inc. (the “Company”) and Dan Brahmy (the “Employee”).

NOW, THEREFORE, in consideration of the initial and continued employment of the Employee, of the Employee receiving any securities, options or other forms of compensation from any Related Company (as hereinafter defined) and of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential Information.

(a) Confidential Information. The Employee agrees that the Employee shall not either during the Employee’s employment with the Company, the Company’s parent Cyabra Strategy Ltd. (the “Parent”) and any future subsidiary of the Company, affiliates or any holding company of the Company (the Company, the Parent and each such subsidiary, affiliate and holding company being a “Related Company” and collectively referred to herein as the “Related Companies”), or at any time thereafter, except as required in the performance of the Employee’s services for a Related Company, (i) use any Confidential Information in any manner whatsoever, (ii) disclose or divulge any Confidential Information, except to the extent required by law (but only after the Employee has provided the Company with reasonable notice and opportunity to take legal action against such legally required disclosure) or (iii) remove or aid in the removal from the premises of any Related Company any Confidential Information or any property or material relating thereto. If the Employee is subpoenaed or served with a court order or other legal document requesting the production or disclosure of Company documents or Confidential Information to a third party, the Employee shall (unless otherwise prohibited by law) notify the Company. However, nothing in this Agreement shall be construed to prohibit Employee from providing information to a government agency in good faith for the purpose of reporting a violation of law or cooperating with a duly authorized law enforcement agency’s investigation.

(b) As used herein, the term “Confidential Information” shall mean any and all non public information, including without limitation and by way of illustration only, analyses, compilations, studies, documents, materials, books, drawings, policies, concepts, ideas, patents, results, improvements, inventions (whether reduced to practice or not), techniques, protocols, practices, systems, processes, applications, strategies, forecasts, models, designs, discoveries, research and development, methods, formulae, data, procedures, sketches, drawings, photographs, models, prototypes, devices, apparatus, equipment, research materials, developmental or experimental work, work in progress, mask work, know-how, knowledge, trade and business secrets, information relating to actual or planned technology, all other intellectual property rights (whether or not patented), products, computer hardware and software, costs data, pricing methods, affiliates, business partners, customers, customer prospects, end-users of the Company’s products, suppliers, vendors, business plans, product plans, future plans, dealings and transactions, promotional and marketing activities, finances and other business affairs, controlling personals and shareholders an all embodiments of any of the foregoing relating to the business of the interests, activities and/or operation of the Company, or of any entity or person with which or whom the Company deals or is otherwise connected. Confidential information does not include information lawfully acquired or created by a non-management employee about wages, hours or other terms and conditions of employment when used for purposes protected by §7 of the National Labor Relations Act (NLRA). Non-management employees have a right under the NLRA to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities. Employee understands and agrees that nothing in this Agreement shall prohibit Employee or other employees from exercising rights protected by the NLRA.

(c) Delivery of Material. Upon the Company’s request at any time and for any reason, the Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in the Employee’s possession which contain or relate to Confidential Information.

(d) Customer Lists, etc. The Employee acknowledges and agrees that all lists of current and prospective customers and vendors of, and any other parties having material business relations with, any Related Company developed before, during or after the course of the Employee’s employment with any Related Company are, and shall continue to be, the sole and exclusive property of the Company and that the Employee neither has, nor shall have, any right, title or interest therein. The Employee further acknowledges and agrees that such lists are and must continue to be confidential, and are not readily accessible to any competitor of any Related Company.

2. Defend Trade Secrets Act of 2016. I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

3. Noncompetition and Nonsolicitation Covenants. The Employee agrees that the Employee shall not, during the period in which the Employee is employed by any Related Company and for a period of one year thereafter:

(a) directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, other than a Related Company, engage in or assist any other person or entity to engage in any business which competes with any business in which any Related Company is engaging or, to the knowledge of the Employee, in which any Related Company plans to engage or is considering engaging, during or at the time of termination of the Employee’s employment, in any territory in the United States, in which the Employee was assigned within the two (2) year period immediately prior to the termination of Employee’s employment with the Company; or

(b) directly or indirectly, individually or as a consultant to, or employee, officer, director, manager, stockholder, partner, member or other owner or participant in any business entity, solicit, divert or take away, or attempt to solicit, divert or take away from any Related Company, or offer employment or any consulting arrangement to, or otherwise interfere with the business relationship of any Related Company with, (i) any person who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), employed by, associated with or a consultant to any Related Company, or (ii) any person or entity who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), a customer or client of, a prospective customer of client of, supplier to or other party having material business relations with any Related Company (x) with whom the Employee had contact while employed by the Company, or (y) about whom the Employee had access to Confidential Information while employed by the Company.

(c) Tolling. If Employee fails to comply with a timed restriction in this Agreement, the time period for that will be extended by one day for each day Employee is found to have violated the restriction, up to a maximum of twelve (12) months.

4. Inventions.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Employee, either alone or in conjunction with others, at any time or at any place during the Employee’s employment with any Related Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which any Related Company is engaged or in which any Related Company intends to engage, shall be and hereby are the exclusive property of the Parent without any further compensation to the Employee. In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Employee are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be and hereby are the property of the Parent.

(b) The Employee shall promptly disclose any Developments to the Company. I acknowledge receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file and relates to any Development. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Employee’s death or incapacity), to act for and in the Employee’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or other similar documents with the same legal force and effect as if executed by the Employee.

(c) Attached hereto as Schedule A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by the Employee prior to the Employee’s employment with the Company or any other Related Company (collectively referred to as “Prior Inventions”), which belong to the Employee and which relate to the business of the Company or any other Related Company, and which are not assigned to the Parent hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions. If in the course of the Employee’s employment with the Company, the Employee incorporates into a Related Company product, process or machine a Prior Invention owned by Employee or in which Employee has an interest, the Parent is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, transferable, worldwide license to make, have made, modify, use, sell and otherwise exploit such Prior Invention as part of or in connection with such product, process or machine, or any enhancements or extensions thereof.

5. Injunctive and Other Equitable Relief, etc.

(a) The Employee acknowledges that the services to be rendered by the Employee under the terms of this Agreement are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. By this reason, the Employee consents and agrees that if the Employee violates, or threatens to violate, any of the provisions of this Agreement, the Company and any other Related Company shall be entitled, in addition to any other remedies, to the remedies of injunction, specific performance and other equitable relief for such a violation or threatened violation by the Employee. This Section 4 shall not, however, be construed as a waiver of any of the rights which the Company or any other Related Company may have for damages or otherwise.

(b) The Employee’s obligations under Sections 1, 2, 3, 4 and 5 of this Agreement shall survive the termination of the Employee’s employment regardless of the manner of such termination.

6. Other Agreements. The Employee represents and warrants that the Employee’s performance of all the terms of this Agreement and as an employee of any Related Company does not and will not breach any other employment, consulting, noncompetition, nondisclosure, confidentiality or other agreement to which the Employee is a party or by which the Employee is bound.

7. Notices. All notices required or permitted under this Agreement shall be in writing and shall be sent by personal delivery, overnight courier or deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section 6.

8. Notice to Offerors. Employee agrees that if, during Employee’s employment with the Company or the period of restrictions set forth in Section 2 hereof, Employee receives an offer or engagement, Employee will provide a copy of this Agreement to the offeror as soon as possible after receiving such offer.

9. Not a Contract of Employment; Notification to New Employer. The Employee understands that this Agreement does not constitute a contract of employment or give the Employee any rights to employment or continued employment with any Related Company. In the event that the Employee is no longer an employee of the Company, the Employee consents to notification by the Company to the Employee’s new employer or its agents regarding the Employee’s rights and obligations under this Agreement.

10. Governing Law; Severability. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflicts of law principles. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. The parties agree that , the New York State Supreme Court in New York County or the United States District Court for the Southern District of New York, as well as the courts in the state in which you are based to work for the Company, shall have jurisdiction to adjudicate disputes arising under this Agreement. The parties specifically consent to submit to the personal jurisdiction of the said courts for said purposes and the laying of venue in the said courts.

11. Miscellaneous. The terms and conditions of this Agreement shall apply to the Employee’s employment with the Company and/or any other Related Company, and each subsidiary, parent or holding company of the Company, including the Parent shall be an intended third party beneficiary of this Agreement. As used in this Agreement, the terms “employment,” “employ” or words of similar import shall include any period in which the Employee is a consultant to any Related Company. No delay or omission by the Company (or any other Related Company) in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by any Related Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and permitted assigns, except that the rights and obligations of the Employee hereunder may not be assigned without the Company’s prior written consent. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, including counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

[Signature Page Follows]

The parties hereto have executed this Agreement as a sealed instrument as of the date first set forth above.

CYABRA STRATEGY, INC.

By:	/s/ Yael Sandler

EMPLOYEE:

/s/ Dan Brahmy
Dan Brahmy
Dated: 02/10/2025